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EXHIBIT 10.22


October 26, 2000

Peter M. Sontag
c/o 800 Travel Systems, Inc.
4802 Gunn Highway
Tampa, Florida 33624

         Re: Employment Agreement dated as of November 22, 1999, by and between 800 Travel Systems, Inc. and Peter M. Sontag (the "Employment Agreement")

Dear Mr. Sontag:

         This letter will serve to amend the Employment Agreement. All capitalized terms used without definition herein shall have the same meanings herein as the Employment Agreement.

         By executing this letter agreement at the space provided therefore below, you agree that the Employment Agreement is hereby amended effective as of June 5, 2000 to provide as follows:

         1. Notwithstanding anything to the contrary set forth in Section 2 or any other section of the Employment Agreement, Executive shall serve as the Chief Executive Officer of the Company, and Executive's duties shall be those customarily associated with such office. Executive shall no longer serve as the President of the Company. Further, Executive is no longer a member on the board of directors of IJBI, Inc., Aden Enterprises or Epsilon, Inc. or performing services for Trip.com, Inc. Executive's current and any continuing membership on the board of directors of NetHotels Travel Software Technology Gmbh or any of its affiliated or subsidiary companies is hereby approved, as are any operational or administrative activities engaged in by the Executive in performing services for NetHotels North America, Inc., involving no more than 32 hours per month and which are not competitive to the interests of the Company.

         2.  Section 3 shall be deleted in its entirety, and the following new
Section 3 shall be inserted in lieu thereof:

                  "3.      BASE COMPENSATION; DIRECTOR FEES; BONUS ELIGIBILITY.

         For the services to be rendered by the Executive under this Agreement the Company shall pay him, while he is rendering such services and performing his duties hereunder, and the Executive shall accept in exchange for such service, an annualized base compensation of not less than $250,000 during the Initial or any Successor Term (inclusive of any amounts subject to federal, state or local employment related withholding requirements), payable in substantially equal installments coinciding with the Company's normal employment compensation payment cycle or pursuant to such other arrangements as the parties may agree upon (the "BASE COMPENSATION"). Such Base Compensation shall be increased on each June 5 during the Initial or any Successor Term of this Agreement to give effect, in the manner described in SCHEDULE I hereto, to any change in the Consumer Price Index (as defined in such Schedule) occurring within the preceding annual period; and it shall also be reviewed by the Company's Board of Directors or any compensation committee thereof within the 90 day period preceding each June 5 during the Initial or any Successor Term of this Agreement in the expectation of


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increasing the same to award superior performance, with any such increase to be implemented as of such June anniversary by action of the Company's Board of Directors; but under no condition may the Executive's Base Compensation be decreased below the amount hereinabove set forth, or below any higher amount then being paid to him, regardless of any change in or diminution of the Executive's duties owed to the Company.

         The Executive shall also be eligible to receive an annual bonus, to be paid within the 90 day period succeeding the expiration of each fiscal year of the Company within the Term of this Agreement, with the actual amount, if any, to be determined by the Company's Board of Directors upon the recommendation of any compensation committee thereof and in accordance with the Company's 2000 Stock Incentive Plan or any other stock incentive plan to be established by the Company's Board of Directors in the future.

         3. Schedule I to the Employment Agreement shall be deleted in its entirety, and the Schedule I attached hereto shall be inserted in lieu thereof.

         4.  The definition of a "Change in Control of the Company" in
Section 8.e. shall be deleted in its entirety, and the following new definition shall be inserted in lieu thereof:

                  "For purposes of clause iv. above, a "Change in the Control of the Company" shall mean (A) the acquisition, directly or indirectly, after the date hereof, by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as in effect on the date hereof), of voting power over voting shares of the Company that would entitle the holder(s) thereof to cast at least 40% of the votes that all shareholders would be entitled to cast in the election of directors of the Company, provided that such term shall not be deemed to apply to an acquisition by one or more institutional underwriters directly from the Company in accordance with the conditions of a registration statement theretofore filed with and declared effective by the United States Securities and Exchange Commission; (B) the failure, at any time during any period of two consecutive years occurring within the Term of this Agreement (inclusive of both Initial and Successor), of the individuals who at the beginning of such period shall constitute the Company's Board of Directors to constitute at least a majority of such membership, unless the election or appointment of each director who is not a director at the beginning of such period shall have been approved in advance by directors representing at least 75% of the directors then in office, in which case each such new director shall be considered to have been added at the beginning of the period; (C) approval by the Company's shareholders of any form of merger or consolidation other than (i) one in which the voting securities of the Company outstanding immediately prior thereto continue to represent or are converted into securities of the surviving entity which represent at least 50% of the combined voting power of the Company or such entity, or (ii) one effected to implement a recapitalization of the Company in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or (D) approval by the Company's shareholders of a plan of the Company's complete liquidation or a sale by the Company of substantially all of its assets."

         Except as specifically amended hereby, all terms, conditions and provisions of the Employment Agreement shall survive execution and delivery of this letter agreement and remain in full force and effect.

         If the above comports with your understanding, please execute both copies of this letter agreement at the space provided therefor and return one fully executed original counterpart to the undersigned at your earliest convenience.


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                                   Very truly yours,

                                   800 Travel Systems, Inc.



                                   By:
                                      -----------------------------------------
                                      Robert B. Morgan, Chief Financial Officer


Agreed to and Accepted:



------------------------------
Peter M. Sontag


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                                   SCHEDULE I

                     BASE COMPENSATION INCREASE CALCULATION

         In effecting increases to the Executive's Base Compensation, as contemplated by Section 3 of the Agreement, the following provisions shall apply:

         The Base Compensation payable to the Executive within each 12 month period initiated on each June 5 during the Initial or any Successor Term of this Agreement shall be an amount which bears the same ratio to $250,000 as the monthly Index figure published for the March immediately preceding the occurrence of such June anniversary bears to the Base Period Index figure, where "INDEX" refers to the Consumer Price Index for Urban Wage Earners and Clerical Workers - U.S. City Average, All Items, 1967 Base, as presently promulgated by the United States Department of Labor, Bureau of Labor Statistics, and "BASE PERIOD INDEX" refers to the Index figure published for the month of March 2000. As an example of the manner in which such periodic income is to be calculated, assume that the published Base Period Index figure is 248.2 and that the published Index figure for March 2001 is 286.7. The Base Compensation payable to the Executive by the Company during the 12 month period commencing as of June 5, 2001, rounded to the nearest whole dollar, would consequently be calculated as follows:

         Base Compensation       Base Compensation            March
         for applicable 12   =   in initial 12 month   x       2001
         month period (X)        period of Agreement          Index
                                     ($250,000)           figure (286.7)
                                 ---------------------------------------
                                     Base Period Index figure (248.2)

                          X  =   $250,000 x 286.7
                                 ----------------
                                       248.2

                          X  =   $288,779

         If at any time the Index is adjusted to reflect a Base subsequent to 1967 to which prices are compared, the parties shall be required to make such further adjustments to the published Index figures as may be necessary to insure that they bear an accurate relationship to the Base Period Index designated herein. Further, if the Index is altogether discontinued at any time, the parties shall use any other standard nationally recognized cost of living index then available and published by the United States Department of Labor, or, if unavailable, by the United States Department of Commerce, or, if unavailable, by a nationally recognized publisher of economic statistics which, in the absence of agreement by the parties on or before the applicable adjustment date, shall be selected by the Tampa, Florida office of the independent certified public accounting firm of Price Waterhouse Coopers or its successor.